EXHIBIT 5.1

FORM OF OPINION OF GREENBERG TRAURIG, P.A.

December 19, 2006

Full House Resorts, Inc.

4670 S. Fort Apache Road

Suite 190

Las Vegas, Nevada 89147

Ladies and Gentlemen:

We are acting as counsel to Full House Resorts, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), the Registration Statement on Form SB-2 filed with the Commission on December 19, 2006 under Rule 462(b) promulgated under the Act (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement of up to 200,000 shares of Common Stock, par value $0.0001 per share of the Company (the “Common Stock”). The Shares are to be sold pursuant to an underwriting agreement to be entered into by and between the Company and Sterne, Agee & Leach, Inc. (in the form filed as Exhibit 1.1 to Amendment No. 2 to the Registration Statement on Form SB-2 (File No. 333-136341), the “Underwriting Agreement”).

In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”): (1) the Registration Statement, (2) the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware, (3) the Company’s By-laws, (4) resolutions of the Board of Directors of the Company, and (5) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the Documents.

Based solely upon and subject to the Documents, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and the Shares will be validly issued, fully paid and non-assessable when the Shares have been issued and sold by the Company and the Company has received the purchase price therefor in accordance with the terms of the Underwriting Agreement.

Full House Resorts, Inc.

December 19, 2006

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Act, and the rules and regulations thereunder.

Very truly yours,

GREENBERG TRAURIG, P.A.

By:	/s/ Michele L. Keusch
Michele L. Keusch